Avistar Appoints New Chief Executive Officer

With Corporate turnaround complete, Simon Moss resigns to pursue new opportunity. Avistar appoints Bob Kirk as new CEO

San Mateo, Calif., July 14, 2009 – Avistar Communications Corp., a leader in unified visual communications solutions, today announced the resignation of its CEO Simon Moss. With the company having successfully completed its strategic, financial, product redesign and market repositioning during the last 18 months under Mr. Moss’s leadership, he has decided to follow his career objectives and to move on to a new endeavor.

“I was brought in to turn the firm around and we have been successful in achieving that goal. I am incredibly proud of what we have achieved – addressing difficult corporate challenges in the most difficult of economic circumstances – and incredibly proud of the team, the technology and the company we have built. But I am a turnaround specialist, and with Avistar progressing well and after approaching the company, we agreed to build a transition plan and put new leadership in place. I want to thank the team and Board, many of whom I consider friends, for such incredible hard work that enabled us to be successful and build a strong foundation for the future.”

Jerry Burnett, Chairman, stated “Simon successfully resolved, in short order, fundamental challenges that held the firm back. He was brought in to turn the company around and the results were exceptional in successfully positioning us for the future. This is Simon’s forte, and he will now continue his career with greater opportunities. We wish him well, will miss him and thank him for the excellent results in resolving the challenges we faced”.

Additionally, Avistar announced the appointment of Bob Kirk as the company’s new CEO.  Bob has 30 years of experience in management, marketing, sales, business development and most importantly, growing companies.  Bob most recently served as the CEO of ChoicePay prior to its sale to Tier Technologies. Previously to ChoicePay, Bob served as CEO of VICOR, Inc. where he grew revenue by 50% (CAGR) which lead to VICOR’s successful sale to Metavante Corporation.

Dr. Burnett stated, “Bob is an accomplished executive with an impressive track record for delivering growth and value to shareholders.  Several of Avistar’s board members have known Bob for over a decade and are excited to see him lead the company to its next stage of growth and success.”

About Avistar Communications Corporation
Avistar (AVSR.PK) is an innovation leader in the unified visual communications industry, providing proven business-class desktop videoconferencing technology. Avistar's installations include more than 100,000 committed desktop seats worldwide, bringing together business users anytime and anyplace. Companies such as IBM, LifeSize, Logitech, Polycom and Sony use Avistar technology to power their unified communications solutions. Avistar also works with leading channel partners and resellers including AVI-SPL, CityIS, ESCO, Fontel, Datamart and Jenne in more than 40 countries. For more information, please visit www.avistar.com.

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Contact:

Angela Smith
Avistar
+1 650-525-3388
asmith@avistar.com

Margaret Bonilla
Birnbach Communications for Avistar
+1 603-548-0693
mbonilla@birnbachcom.com